EXHIBIT 5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CLARK/BARDES HOLDINGS, INC.


         Clark/Bardes Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the stockholders of Clark/Bardes Holdings, Inc. (the "Corporation"), at a duly called meeting of the stockholders at which a quorum was present, adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Article FIRST of the Corporation's Certificate of Incorporation be and it hereby is amended in its entirety to read as follows:

                  "ARTICLE FIRST: The name of the corporation is Clark/Bardes, Inc."

         SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and in accordance with Article XIII of the Corporation's Certificate of Incorporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 10th day of May, 2001.



                                          CLARK/BARDES HOLDINGS, INC.


                                          By: /s/ Thomas Pyra
                                              ----------------------------------
                                          Name:   Thomas Pyra
                                          Title:  Chief Financial Officer and
                                                  Chief Operating Officer